Exhibit 99.1

Bryn Mawr Bank Corporation

NASDAQ: BMTC

Fourth Quarter and Year End 2008 Conference Call

Prepared Remarks

January 30, 2009

8:30 A.M. (Eastern Time)

Operator:

Good morning ladies and gentlemen. My name is (            ), I will be your conference operator today. At this time I would like to welcome everyone to the Bryn Mawr Bank Corporation’s Fourth Quarter and Fiscal Year End 2008 Earnings conference call.

All lines have been placed on mute to prevent any background noise. After the speaker remarks, there will be a question and answer period. If you would like to pose a question during this time, please press the star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you.

It is now my pleasure to turn the floor over to your host, Duncan Smith, Chief Financial Officer. Sir, you may begin your conference.

Duncan Smith:

Thank you, (            ), and thanks everyone for joining us today. I hope you had a chance to review last night’s press release. If you have not received our press release it is available on our Web site at bmtc.com or by calling 610-228-2140.

Ted Peters, Chairman and CEO of Bryn Mawr Trust Company, has some comments on the quarter, our strategic initiatives, and a view of the competitive landscape. After that, we will take your questions.

The archives of this conference call will be available at the Bryn Mawr Bank Corporation Web site or by calling 800-642-1687, and entering conference PIN number 79869786. A replay will be available approximately two hours after this call concludes.

Before we begin, please be advised that during the course of this conference call, management may make forward-looking statements, which are not historical facts.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words believe, expect, anticipate, intend, plan, target, estimate, or words of similar meaning.

Forward looking statements by their nature are subject to risks and uncertainties. A number of factors, many of which are beyond the corporation’s control, could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements.

Forward-looking statements speak only as of the date they are made. The corporation does not undertake to update forward-looking statements. Thanks, now I would like to turn the call over to Ted.

Ted Peters:

Thanks, Duncan, and thank you everyone for joining us today. As you’ve probably read by now, last night we reported fourth quarter 2008 net income of $1.0 million, or $0.12 cents per diluted per share compared to net income of $3.1 million or $0.36 cents per diluted share in the fourth quarter last year.

At first glance, a disappointing quarter, but perhaps a not unexpected conclusion to a year of unprecedented turbulence in the financial markets.

Upon closer inspection, however, it was really a quarter and a year of steady progress for our growth plan that leave us confident in both our strategy and our future. Most importantly, Bryn Mawr remains well-capitalized for regulatory capital purposes, at both the corporate and bank level, and in fact exceeds well capitalized levels by over $10 million. Our fundamental banking and wealth management businesses are healthy and we are in excellent financial condition. Our loan portfolio is growing, we are seeing an influx of new deposit relationships, and we are cautiously expanding with the opening of our West Chester Regional Banking Center and The Bryn Mawr Trust Company of Delaware in Wilmington. Over the long run, our strong financial position, growth in loan and deposit relationships, and expanded range of product and service offerings make us one of the best positioned, most competitive financial institutions in our markets.

In the fourth quarter, our loan and lease portfolio continued to expand double-digit rates. Total portfolio loans and leases at December 31, 2008, were almost $900 million, up 12.0% from the previous year, and also up approximately $21 million sequentially.

We are seeing strong activity in the refinance and home equity loan market where rates are approaching, if not already at, historic lows. Compared to a year ago, home equity loans and lines increased 25.4% and residential mortgage balances were up 9.3%, reflecting continued demand in our affluent market where real estate values have remained relatively stable compared to many other areas. Both of these loan types are also up from the third quarter of 2008, suggesting demand has remained constant despite the recessionary environment.

Commercial and industrial loans increased 10.6% and commercial mortgages grew by 11.2% over the past year. Again, both balances were also up nicely from September 30, 2008.

While demand for high-quality loans remained consistent throughout 2008, we are beginning to see the effects of the weakening economy on the quantity and quality of lending opportunities even in our affluent market. Obviously, the home and commercial construction markets have slowed significantly. Reductions in our construction loan portfolio over the past 12 months reflect the conversion of completed projects to permanent status and the intentional scale back of new construction projects by our residential home building customers.

On the brighter side, the opening of our new West Chester regional office puts us in another affluent market with good growth potential.

Turning to the leasing portfolio, balances at the end of the fourth quarter are up from the third quarter and a year ago, although the rate of growth has intentionally been slowed and is expected to remain static in 2009. As mentioned in previous quarterly earnings calls, we have implemented tighter underwriting standards over the past 12 months. At this time we are now writing only “A” quality leases. However, it takes time for these efforts to affect the credit quality of our lease portfolio. Consequently, during the fourth quarter, we increased the provision for loan and lease losses by $1.7 million, primarily due to our leasing portfolio’s performance. While we believe leasing provides diversification and high yielding assets that improve the performance of our overall loan portfolio, we are taking a more conservative approach to new leasing originations. As the existing portfolio ages, tightened underwriting standards take hold, and the mix of lease originations changes, we will continue to evaluate the degree of our participation in this market.

Overall, the allowance for loan and lease losses at December 31, 2008 stands at $10.3 million or 1.15% of portfolio loans and leases, up 12 basis points and 14 basis points, respectively, from September 30, 2008 and December 31, 2007. The fourth quarter provision of $2.9 million compares with net charge-offs for the quarter of $1.6 million, substantially all related to the leasing portfolio, which is national in scope. Credit experience in the Corporation’s loan portfolio has performed much better since it is centered in our traditional local Philadelphia market area where economic conditions have generally been better than the overall economy.

Our non-performing loans rose from $2.2 million at September 31, 2008 to $5.8 million as of the end of the year, primarily due to one loan relationship. This relationship is a collateralized residential multi-home construction project, for which we have implemented actions to minimize our exposure. Overall, non-performing assets represent 65 basis points of total portfolio loans and leases at December 31, 2008, compared with 24 basis points at September 30, 2008.

As loan growth was strong again this quarter, pricing for our targeted, premium credits remains highly competitive, limiting the overall yield on our asset base. After stabilizing margins over the previous few quarters, the overall yield on our asset base decreased 31 basis points from the third quarter to 5.63% with the net interest margin for the fourth quarter trending downward by 27 basis points to 3.63%

A large factor contributing to the decline in the earning asset yield during the fourth quarter of 2008 was the disruption in the interbank lending market and the rapid drop in interest rates. These conditions significantly impacted our ability to earn an attractive yield on excess cash balances, which averaged over $45 million during the quarter with a yield of 54 basis points. Safety and liquidity were the primary factors when placing overnight funds during the quarter. While the conditions have improved from the fourth quarter, the ability to earn any type of yield on excess cash without taking undue risk is still challenging.

In the fourth quarter, we grew our portfolio of relatively low cost liabilities through effective marketing in our trade area. Aggregate average quarterly balances of interest-bearing checking, money market, and savings account balances, rose to $334.9 million in the fourth quarter of 2008 from $313.8 million in the third quarter of 2008, while our new IND Program for deposit accounts from brokerage accounts rose nearly $20 million from the third quarter to $29 million. Fourth quarter 2008 average non-interest-bearing balances declined slightly to $143.9 million from $145.7 million in the third quarter 2008. In addition, we reduced our use of wholesale deposits in the fourth quarter by $16.0 million from the previous quarter, but this was partially offset by an increase in average borrowed funds by $7.2 million. Overall, our cost of interest bearing funds during the quarter decreased only 5 basis points. We are exercising discipline in our deposit pricing despite evidence that some larger, troubled institutions that operate in our markets continue to chase deposits with irrational pricing. We are also optimistic our new West Chester regional office will be a net provider of funds in 2009.

An area of strength in the fourth quarter was our investment portfolio. As discussed last quarter, our portfolio is comprised of U.S. agency bonds, mortgage backed-securities, municipal bonds, and corporate bonds. As of December 31st, the portfolio had an unrealized gain of $1.1 million, a turnaround of $4.2 million from September 30, 2008 when the portfolio had a $3.1 million unrealized loss.

For the fourth quarter, we saw a slight drop in non-interest income of $80 thousand relative to the prior quarter and a $135 thousand decrease compared to the year ago quarter, mainly attributed to lower interest rate floor income and the lack of BOLI income. Fees for wealth management services in total for the fourth quarter of $3.7 million were up relative to $3.5 million in both the third quarter of 2008 and the fourth quarter of 2007. The increases are attributable to the Lau Associates acquisition. Organic fees for wealth management services were reduced due to the decline in financial market valuations. Total assets under management, administration, supervision and brokerage at December 31, 2008 were $2.1 billion compared to $2.7 billion at September 30, 2008. To help strengthen our wealth management business, we recently opened the Bryn Mawr Trust Company of Delaware.

Non-interest expense for the fourth quarter 2008 was $10.6 million, up 17.6% from the fourth quarter of 2007. Expenses in the quarter include a write-down of mortgage servicing assets of approximately $640 thousand, due to the recent decline in long-term conforming mortgage rates. Excluding the mortgage servicing charge, non-interest expense in the fourth quarter of 2008 decreased 3% from the third quarter of 2008.

As disclosed in our third quarter 10-Q, The Bryn Mawr Trust Company elected not to participate in the Federal Government’s TARP program for several reasons, the most significant being our strong capital position and the uncertainty surrounding the constantly changing conditions of the TARP program. As previously stated, the capital ratios for the Bank and Corporation are considered “well capitalized” by regulatory standards. As of December 31, the Bank and Corporation had Tier I Capital to Risk Weighted Assets ratios of 8.50% and 8.82% respectively. Tier II ratios were enhanced by the purchase of $15 million of subordinated debt in the third quarter 2008 and exceed well capitalized minimums by at least $10 million at December 31, 2008. Overall, capital ratios are lower then prior year figures due to the approximately $10 million in intangible assets relating to the acquisition of Lau Associates and balance sheet asset growth. However, we remain focused on maintaining the appropriate level of capital to support asset growth, acquisitions and to maintain the “well capitalized regulatory standards”; in addition we remain focused on asset quality and liquidity.

There are a few other key topics for 2009 that I would like to mention:

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First, the cost of FDIC insurance in 2009 will rise substantially above the rate we are currently paying. At a minimum, we anticipate that FDIC insurance in 2009 will be 175% to 200% higher than the 2008 expense of $472 thousand. This number could be higher depending on how the FDIC ultimately treats FHLB borrowings in their assessment formula.

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Second, we currently anticipate our 2009 qualified and non-qualified defined benefit plan costs to increase by $1.5 million compared to our 2008 costs, primarily due to the weakness of the stock and bond markets and its effect on the value of our frozen qualified defined benefit plan assets.

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Third, the Bank surrendered its BOLI insurance contract effective August 13, 2008. This $15.6 million asset, which essentially became a non earning asset, will be returned to the Bank in early February 2009 increasing our liquidity and assets available to earn interest.

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Fourth, Federal Home Loan Bank of Pittsburgh (“FHLB-P”) voluntarily suspended its dividend and capital stock repurchase program on December 23, 2008 until further notice due to earnings and investment issues. The Bank and thousands of others around the country are monitoring the situation closely. The immediate impact is that the Bank has an $8 million investment in FHLB-P stock that no longer earns a dividend and cannot be redeemed. The Bank earned $186 thousand on this stock in 2008, which was included in other income. At December 31, 2008 the Bank had a maximum borrowing capacity of $344 million, with usage of the line from direct borrowings and letters of credit totaling $202 million.

•	Management is closely evaluating all non-interest expenses.

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Residential mortgage refinancing activity due to lower rates increased significantly in December 2008 and has continued through January 2009. We anticipate this will be one of our bright spots in 2009 as long as rates remain at current levels.

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Finally, BMTC of Delaware and our West Chester regional branch office positions BMTC banking and wealth management services into two new affluent markets with good growth potential, further diversifying our asset base and client accounts.

In summary, Bryn Mawr is fundamentally sound, profitable and has the flexibility and agility to respond to the opportunities afforded by a strong capital base, asset quality, and liquidity. We have a strategy in place that will create significant value over time and in 2008 we achieved a number of our strategic growth objectives. It was a challenging year, however at Bryn Mawr, we are proud that our disciplined approach to the market, regardless of conditions, has enabled us to remain secure throughout. The weak economy and prolonged disruption in the financial markets will be challenging for 2009. However, The Bryn Mawr Trust Company, for over 120 years, through numerous periods of economic prosperity and adversity, has succeeded by providing outstanding banking and wealth management services.

Before closing, I am pleased to announce that the corporation’s board of directors declared a quarterly dividend of 14 cents per share payable March 1, 2009 to shareholders of record as of February 9, 2009. This is our 65th consecutive quarterly dividend.

With that, we will open the lines for any questions.

Operator, would you please compile the Q&A roster?

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